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                      SECURITIES AND EXCHANGE COMMISSION
                                    FORM 8-K
                                 CURRENT REPORT


                    Pursuant to Section 13 or 15 (d) of the
                        Securities Exchanges Act of 1934



               Date of Report (Earliest Event) November 26, 1997



                       TELEPORT COMMUNICATIONS GROUP INC.
             (Exact Name of Registrant as specified in its Charter)




Delaware                               0-20913           13-3173139
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(State or Other Jurisdiction of    (Commission      (IRS Employer
Incorporation)                     File Number)     Identification No.)


437 Ridge Road, Executive Building 3, Dayton, New Jersey    08810
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(Address of Principal Executive Offices)                  (Zip Code)



Registrant's Telephone Number, Including Area Code    (732) 392-2000
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ITEM 2. ACQUISITION OF ASSETS

NEW YORK, NY --- Teleport Communications Group Inc. (Nasdaq/NM: TCGI), the largest Competitive Local Exchange Carrier (CLEC) in the United States, announced today that it had reached a definitive agreement to acquire ACC Corp. (Nasdaq/NM: ACCC), a provider of competitive telecommunications services in the United States, Canada and western Europe, in a stock-for-stock merger.

Under the agreement, ACC's shareholders will receive $50 in value of TCG Class A Common Stock for each share of ACC stock, based upon the average closing price of TCG stock for a ten trading day period preceding the date of the merger. The total value of the transaction would be approximately $1 billion. However, if TCG's average closing price during the ten day trading period prior to closing is below $45 or above $55, the exchange ratios will be fixed at 1.11111 shares of TCG stock or 0.90909 shares of TCG stock, respectively.

It is anticipated that the merger will be treated as a tax-free exchange. The merger is subject to the approval of the holders of a majority of the outstanding shares of ACC and to other customary conditions, including the receipt of various regulatory consents in the United States and certain foreign jurisdictions. It is expected that the merger will be consummated by mid-1998.

ACC's Board of Directors has agreed to recommend the merger to its shareholders and has agreed not to solicit or take other actions with respect to any competing proposal, subject to compliance with fiduciary duties. ACC has also agreed to pay TCG a break-up fee of $32.5 million plus up to $7.5 million for expenses if the merger agreement is terminated under certain conditions.

ACC's Board of Directors also has amended the company's shareowner rights plan to exempt TCG from the 7.5% threshold by which the rights become exercisable. The amendment will remain in effect until December 31, 1998.

ACC is presently in the process of acquiring US WATS, Inc. (Nasdaq/NM: USWIC), a domestic U.S. long distance reseller. The US WATS acquisition is expected to be completed in early 1998. ACC has agreed that it will not change the agreement governing the acquisition of US WATS without TCG's consent.

"This combination will support TCG as a premier full service telecommunications and information services provider to leading businesses in the United States and now Canada and western Europe," said Bob Annunziata, TCG's Chairman, President and Chief Executive Officer.

" TCG's existing infrastructure, financial strength and commitment to growth combined with ACC's international assets and strengths in sales and marketing make for a very
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compelling strategic business combination," said David K. Laniak, ACC's Chairman and Chief Executive Officer.

"This acquisition is part of the normal growth program that has served TCG's customers and investors so well for over a decade," Annunziata added. "Our consistent strategy has been to expand TCG to markets where two prerequisites exist: strong customer demand and a welcoming regulatory climate. For the past 10 years, we steadily expanded our US markets in response to demand from business customers in one market who wanted us to bring TCG's high quality, reasonably priced services to new markets. Many of TCG's traditional customers have operations in Canada, Britain and western Europe and they have been asking us to bring TCG to these markets as well. With the liberalization of telecommunications regulation in these countries, it is now possible for TCG to respond to these customers' demands."

"As with our previous strategic acquisitions," Annunziata observed, "we only considered buying an international company such as ACC which matched TCG in such critical areas as having an entrepreneurial culture, a commitment to quality services and strong financial performance."

TCG is the nation's first and largest provider of competitive local telecommunications services, using both fiber-optic and broadband wireless facilities to serve information-intensive businesses in 57 major markets in the United States. With the completion of initial construction by TCG in eight new markets, TCG will serve 65 major markets with an array of advanced voice, data, video and Internet services. Visit TCG on the World Wide Web at: www.tcg.com.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a) Audited Financial Statements of ACC Corp. will be filed no later than February 9, 1997.

(b) Pro Forma Financial Information. It is impracticable to provide the required pro forma financial information of Teleport Communications Group Inc. as adjusted for the acquisition at the present date. The required pro forma financial information shall be filed no later than February 9, 1997.

(c)  Exhibits.

 2.1 Agreement and Plan of Merger, dated as of November 26, 1997, by and among Teleport Communications Group Inc., TCG Merger Co., Inc. and ACC Corp.